Fourth Quarter 2016

Questions and Answers

January 31, 2017

Cautionary Note Regarding Forward-Looking Statements

This document contains information that may constitute “forward-looking statements” within the meaning of Section 27 of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “will” and similar expressions or by using future dates in connection with any discussion of, among other things, operating performance, trends, events or developments that we expect or anticipate will occur in the future, statements relating to volume growth, share of sales and earnings per share growth, and statements expressing general views about future operating results. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements are not historical facts, but instead represent only the Company’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. Our Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company's historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to the risks and uncertainties described in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, and those described from time to time in our future reports filed with the Securities and Exchange Commission.

References to "we," "us," "our," the "Company," and "U. S. Steel," refer to United States Steel Corporation and its Consolidated Subsidiaries.

1. Your stock has been very volatile. Why is this so and what are you doing to reduce the impact of cyclicality on your results?

The global steel industry is a cyclical industry and steel selling prices can change fairly quickly. Our operating configuration has significant leverage to steel selling price and volume changes to both the upside and the downside, resulting in significant earnings volatility on a quarter-to- quarter basis. The volatility of our earnings is also affected by the consistency and reliability of our operations. One objective of our Carnegie Way transformation is to create a lower and more flexible cost structure, as well as more flexible and reliable operations in order to mitigate the financial impact of this volatility. We are reducing our break-even point by adjusting our footprint, improving our hot-rolled band costs, and reducing overhead costs. While we cannot control or reduce the cyclicality of the global steel industry, we can control our costs and create a more flexible business model that will produce stronger and more consistent results across industry cycles.

2. Is the Carnegie Way just a cost cutting initiative?

No - it is much more than a cost cutting initiative, improving all our core business processes, including commercial, manufacturing, supply chain, procurement, innovation, and functional support. Carnegie Way is our culture and the way we run the business. We focus on our strengths and how we can create the most value for our stockholders and best serve our customers.

We have achieved sustainable cost improvements through process efficiencies and our investments in reliability centered maintenance (RCM), and we will continue to find process improvements that enable us to better serve our customers and reward our stakeholders. Additionally, if we find that changes cannot be implemented and value cannot be created for our customers and stockholders, we exit those underperforming areas. Opportunities are greatest where we make money for our stockholders and our customers. When we deliver value, we can provide good jobs and benefits to our employees and help support the communities in which we do business.

3. What portion of the Carnegie Way benefits are cash vs. P&L items?

All disclosed Carnegie Way benefits run through P&L, primarily through cost of sales and selling, general and administrative expenses. We also have Carnegie Way projects that generate cash-only benefits, for example working capital projects, but these are not included in our disclosed Carnegie Way benefits.

4. You have mentioned that there is increased focus on earning economic profit. What is the definition of economic profit?

The term profit typically refers to any positive income for a business enterprise. Economic profit has a higher threshold and refers to income in excess of an enterprise’s weighted average cost of capital, which includes the cost of equity as well as the cost of debt. Economic profit is true value creation as it provides stockholder returns above the weighted average cost of capital.

5. What are the latest developments regarding the Vietnam circumvention trade case?

In September 2016, U. S. Steel, along with other steel producers, filed requests with the U.S. Department of Commerce (DOC) to investigate whether imports of cold-rolled steel and CORE steel from Vietnam are circumventing existing antidumping / countervailing duty orders on these products from China. These cases were brought to address concerns that Chinese producers have been diverting merchandise to Vietnam to undergo minor processing, before exporting these products to the United States. The DOC initiated the investigation in November 2016 and in December 2016 identified and sent questionnaires to Vietnamese producers, requesting confidential quantity and value information. The DOC received responses from Vietnamese producers on December 28, 2016. The entire proceeding should be completed within 300 days of the date of publication of its initiation determination, unless the deadline is extended by the DOC. A link to the filing is available on the DOC’s electronic filing site (https://access.trade.gov/). Applicable case numbers include: A-570-026, C-570-027, A-570-029, and C-570-030.

6. What is the current status of your Section 337 filing?
In April 2016, U. S. Steel launched a case under Section 337 of the Tariff Act of 1930 against ten of the eleven largest Chinese producers and their distributors. The complaint alleges three causes of action: 1) illegal conspiracy to fix prices and control output and export volumes; 2) the theft of trade secrets through industrial espionage; 3) circumvention of duties by false labeling and transshipment. On May 26, 2016, the International Trade Commission (ITC) instituted an investigation on all three causes. On November 14, 2016, the Administrative Law Judge (ALJ) issued an order granting Respondents’ motion to terminate the Complainant’s antitrust claim. On November 23, 2016, U. S. Steel petitioned for review of the ALJ’s determination granting the Respondents’ motion to terminate the antitrust claim. On December 19, 2016, the ITC announced it will review the ALJ’s determination and invited interested parties to file written submissions. The ITC is expected to issue a determination on or before February 24, 2017. Upon review of all written submissions, the Commission will also determine whether to conduct oral arguments, which, if granted, will be held on March 14, 2017. On January 12, 2016, the ALJ granted the Repondent’s motion to dismiss U. S. Steel’s trans-shipment claim. On January 23, 2016, U. S. Steel filed a petition for review of that determination. The remedy sought in the petition is the barring of all Chinese carbon and steel and alloy steel products from the U.S. market.

7. What is the current status of the flat-rolled trade cases?

U. S. Steel, along with other steel producers, continues to defend the recent orders imposed in the flat-rolled cases at the Court of International Trade. The affirmative decisions reached in 2016 will directly benefit us by limiting subject imports that are being unfairly traded from entering our markets and helping to provide a more level playing field.

The following tables summarize the final dumping and countervailing duty margins received for each of the three flat-rolled cases. Please refer to our Form 10-K, filed with the Securities and Exchange Commission, for a detailed discussion of International Trade matters.

Corrosion-Resistant

	Countervailing Duties	Antidumping Duties
Country	Final	Final
	July 25, 2016	July 25, 2016
China	39.05 - 241.07%	209.97%
India	8.00 - 29.46%	3.05 - 4.43%
Italy	0.07 - 38.51%	12.63 - 92.12%
Korea	0.72 (de minimis) - 1.19%	8.75 - 47.80%
Taiwan	0.00%	10.34%
Source: U. S. Department of Commerce

Cold-Rolled

	Countervailing Duties	Antidumping Duties
Country	Final	Final
	July 14/Sept. 20, 2016	July 17/Sept. 20, 2016
Brazil	11.09 - 11.31%	19.58 - 35.43%
China	256.44%	265.79%
India	10.00%	7.60%
Japan	---	71.35%
Korea	3.91 - 59.72%	6.32 - 34.33%
Russia [1]	---	---
United Kingdom	---	5.40 - 25.56%
Source: U. S. Department of Commerce

1 In its final phase investigation, the ITC issued a negative injury determination against Russia. Thus, no AD or CVD Orders were issued against Russia. The DOC’s final countervailing duty rates for Russia were between 0.62 (de minimis) - 6.95% and the final antidumping duty rates for Russia were between 1.04 (de minimis) - 13.36%.

Hot-Rolled

	Countervailing Duties	Antidumping Duties
Country	Final	Final
	October 3, 2016	October 3, 2016
Australia	---	29.58%
Brazil	11.09 - 11.30%	33.14 - 34.28%
Japan	---	4.99 - 7.51%
Korea	3.89 - 58.68%	3.89 - 9.49%
Netherlands	---	3.73%
Turkey	---[2]	3.66 - 7.15%
United Kingdom	---	33.06%
Source: U. S. Department of Commerce

8. How are the Commercial Entities improving the Company and how has the strategy evolved?

Our Commercial Entities are helping us get closer to our customers and driving an increased focus on quality and delivery to meet their needs. Since the formation of our Commercial Entities was announced in November 2014, we have placed high-priority on integrating with and listening to our customers to find out what they need from U. S. Steel, where they are headed in terms of product development and how we can create value in helping them get there. This enhanced engagement over the past two years resulted in specific capital investments that we are making to respond to our customers’ requests. In August 2016, we completed a stock offering, the net proceeds of which we intend to use, in part, to fund these investments.

9. Can you tell us more about your asset revitalization plan?

What is it?

Our asset revitalization plan is a comprehensive investment plan, anchored in the Carnegie Way, to improve our profitability and competitiveness through projects designed to improve product capability and quality, and our operating reliability, efficiency and cost. The program focus is on investments in our existing Flat-Rolled segment assets, our people, and our processes. This targeted investment program will ensure maximum impact to our stockholders, customers and employees.

2 In its final phase investigation, the ITC found that imports of hot-rolled steel that were found to be subsidized by the government of Turkey were negligible. Therefore, no CVD order was issued against Turkey.

Why are you doing it?

The performance expectations of our customers are constantly increasing, and we need to be investing in our assets at a pace that will allow us to keep up with these increasing standards. On the quality side, we need to reduce our existing diversion, retreat and claim rates, and on the delivery side, consistency is the key. We will increase our spending on critical infrastructure in order to reduce major events that disrupt our entire supply chain, and to reduce our unplanned downtime and improve our reliability centered maintenance capabilities.

How are you doing it?

Importantly, while this is a large program, the majority of projects are not large, complex projects. Forty percent of the total program spend is expected to be on projects that cost less than $10 million, and sixty percent of the total program spend is expected to be on projects that cost less than $20 million. This means that assumptions are more accurate, and projects are easier to execute. Due to the smaller nature of many of the projects, we do not have to complete the entire program in order to start seeing benefits. Also, by breaking the program down into a series of smaller projects we have greater flexibility to adjust the scope and pace of project implementation based on changes in business conditions.

How long will it take?

In order to ensure that we obtain the desired results from our asset revitalization efforts, it was necessary to properly plan and schedule a large number of projects. The development and scheduling of these projects required the input and coordinated efforts of hundreds of people from across the Flat-Rolled segment footprint. Once the project portfolio was prepared and optimized, actual implementation efforts needed to be coordinated with production and maintenance schedules to minimize the disruption to production operations. The work requires outages on many facilities and we are making sure we can support our customers at the same time as we revitalize our assets. As a result, we expect the implementation schedule will stretch over a period of at least three years.

How much will it cost?

We currently expect our investment in asset revitalization in 2017 to be approximately $200 million higher as compared to 2016. As noted above, we have the ability to adjust the scope and pace of implementing our plan based on changes in business conditions, so we are not in a position to speculate on annual investments in future years at this time.

How does it create value?

Our asset revitalization plan is not just sustaining capital and maintenance spending; these projects will deliver both operational and commercial benefits, with most of the benefits coming from operational improvements. The commercial benefits we expect to realize will be driven primarily by things we can control, such as better product quality, improved delivery performance, and increased throughput on constrained assets.

After we complete our full asset revitalization plan, we will have well maintained facilities with a strong core infrastructure, and strong reliability centered maintenance organizations. We will deliver products to our customers with improved reliability and quality.

Executing this plan is a critical milestone in the Carnegie Way journey to take us from “earning the right to grow” to “driving and sustaining profitable growth.”

10. Can you provide more details on your agreements to sell iron ore pellets to third party customers, and how you will be reporting earnings for these sales?

We have entered into iron ore pellet supply agreements with both North American and international customers, under various terms and conditions. There are both short term and multi-year agreements. Pricing terms include both fixed and adjustable arrangements. There are both fixed and requirements based volume arrangements. Our iron ore mining operations are part of our Flat-Rolled segment. Results from iron ore pellet sales to third party customers will be included in our Flat-Rolled segment results and will not be reported separately.

11. How are you responding to the threat from aluminum in the auto industry?

We currently expect that advanced high strength steel (AHSS) demand in automotive will continue to grow. We believe AHSS provides a strong and viable solution for our customers and we are leading the development and commercialization of AHSS in North America.

The continued development of AHSS, particularly Generation 1 Plus and Generation 3 AHSS, enables us to provide our automotive customers with a steel intensive total vehicle solution. These solutions will help our customers meet the increased CAFÉ and safety standards of future vehicles at a very attractive and competitive value proposition compared with potential alternative materials.

We have made progress developing AHSS for automotive applications up to and including Generation 3 steels that possess unique properties in terms of strength, formability and toughness for light weighting and crash worthiness. We are working closely with customers on specific applications for their use incorporating advanced analytic techniques for geometry, grade and gauge redesign.

12. Can you comment on the recent rumors that you are negotiating a sale of U. S. Steel Košice (USSK)?

We do not comment on rumors and speculation. However, as part of our ongoing Carnegie Way transformation, we actively review and work to improve the performance and long-term viability of our entire company. Potential strategic and organizational opportunities, which may include the acquisition, divestiture or other strategic action with regard to certain assets, are continuously reviewed. We are focused on creating value for our stockholders and will consider any strategic options that have the potential to increase value for them. USSK continues to deliver solid results, as evidenced by their performance in the fourth quarter of 2016. We have had indications of interest over the years for many of our assets, including USSK. As with any business decision, we evaluate opportunities through the lenses of value creation, strategic fit, feasibility and risk; however, no decisions have been made at this time. Overall, we are continuing to focus on efforts to:

•	Strengthen our balance sheet;

•	Implement our previously announced asset revitalization plan, which will improve our quality, reliability, and product capabilities; and

•	Drive the development of innovative products and solutions that will create value for our customers, helping to keep steel the material of choice in a variety of applications.

13. What steps have you taken to mitigate the losses from the Tubular segment?

Our Tubular segment continues to experience steep financial losses. We have taken swift and meaningful steps to stem these losses while still serving our customers. We addressed losses in our Tubular segment by idling certain facilities within the segment while permanently shutting down other facilities. We permanently shut down the Lorain Tubular #4 mill, Lone Star #1 mill, and Bellville Tubular Operations. We also sold the assets at our McKeesport Operations. Lone Star #2 mill remains idled. We also reduced overhead costs at both the segment and corporate level. These actions are the latest in our ongoing adjustment to operations due to challenging market conditions.

14. Given the current state of the energy market and the challenges for the Tubular segment, are you considering selling these assets? Are you considering any other asset sales?

We continuously evaluate potential strategic and organizational opportunities, which may include the acquisition, divestiture or consolidation of certain assets. We are focused on creating value, and are compelled to consider any strategic options that have the potential to increase value to our stockholders. We have had indications of interest over the years for many of our assets. As with any business decision, we evaluate these opportunities through the lenses of value creation, strategic fit, feasibility, and risk. As we have demonstrated over the last several years, if we do not have line of sight to economic profit for any of our businesses or assets, we will move decisively to protect the interests of our stockholders.

15. What would it take to resume the electric arc furnace project at Fairfield?

On December 21, 2015, we announced the decision to postpone the construction of the electric arc furnace (EAF) due to continued challenging market conditions in both the oil and gas and steel industries. A decision to resume the EAF project would require a significant and sustainable turnaround in the oil and gas market, most likely driven by higher and less volatile oil prices that would serve as the impetus needed to bring rigs back online.

16. What was your utilization rate in 4Q 2016, excluding the temporarily idled Granite City Works?

Our reported Flat-Rolled raw steel capability utilization rate in 4Q 2016 was 57% based on 17 million net tons of annual capacity. To calculate the utilization rate of our active mills, exclude the 2.8 million net tons of annual capacity at Granite City. This would result in an adjusted utilization rate of 69%.

17. Where do lead times currently stand?

Lead times for hot-rolled coil products are currently approximately five weeks. Cold-rolled and coated products are approximately eight weeks.

18. What is your exposure to changes in global metallurgical coal costs?

Our delivered coal cost is expected to increase by $19/ton in 2017 compared to 2016 coal costs.

Our annual coal requirements have decreased as we permanently shutdown cokemaking capacity concurrent with the permanent shutdown of steelmaking capacity in 2014. Our current domestic cokemaking operations, plus the Suncoke Gateway operations, running at full capacity would consume approximately 6.5 to 7.0 million tons of coal annually, which would support approximately 16 million tons of raw steelmaking capacity.

We purchase coal for our European operations under arrangements that typically have quarterly pricing resets. Our European cokemaking operations running at full capacity would consume approximately 2 million tons of coal annually, which would support approximately 4.5 million tons of raw steelmaking capacity.

19. What is the status of the U. S. Steel Canada (USSC) Companies’ Creditors Arrangement Act (CCAA) process?

We announced in November 2016 that we had agreed to proposed terms with Bedrock Industries Group LLC ("Bedrock") regarding the sale and transition of ownership of U. S. Steel Canada, Inc. ("USSC") to Bedrock. Since then, USSC was granted an order approving Bedrock as the successful bidder under the Sale and Investment Solicitation Process Order which authorized USSC to enter into a CCAA Acquisition and Plan Sponsor Agreement with Bedrock and a Province Support Agreement with the Province of Ontario relating to the restructuring transaction with Bedrock. As of December 31, 2016, the definitive agreements and CCAA plan of arrangement and compromise are still being negotiated between the stakeholders, including the Hamilton Works union.

As part of the proposed transition in ownership, we will continue to provide certain shared services to USSC. Should the transaction ultimately close, we expect to receive approximately $126 million in satisfaction of the full value of our secured claims, including accrued interest. The proposed terms of the agreement also provide for a release of all claims against us regarding environmental, pension and other liabilities. We also expect to enter into an agreement to supply all of the iron ore requirements at the acquired USSC operations through 2021.